Exhibit (d)(24)

INVESTMENT ADVISORY AGREEMENT
TRANSAMERICA ASSET MANAGEMENT, INC.

          This Agreement, entered into as of November 15, 2010 between Transamerica Funds, a Delaware statutory trust (referred to herein as the “Trust”) and Transamerica Asset Management Inc., a Florida corporation (referred to herein as “TAM”), to provide certain management and advisory services to each series of the Trust listed on Schedule A hereto (collectively, the “Funds”; each, a “Fund”).

          The Trust is registered as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”), and consists of more than one series, including the Fund(s). In managing the Fund(s), as well as in the conduct of certain of its affairs, the Trust wishes to have the benefit of the investment advisory services of TAM and its assistance in performing certain management functions. TAM desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

          1. Appointment. The Trust hereby appoints TAM as the Fund’s investment adviser for the period and on the terms set forth in this Agreement. TAM accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

          2. Investment Advisory Services. In its capacity as investment adviser to the Fund, TAM shall have the following responsibilities:

(a)

Subject to the supervision of the Trust’s Board of Trustees (the “Board”), TAM shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund’s portfolio of securities and other investments consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information. TAM shall determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation and agreements), all subject to the provisions of the Trust’s Declaration of Trust and By-Laws (collectively, the “Governing Documents”), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund referred to above, and any other specific policies adopted by the Board and disclosed to TAM. TAM is authorized as the agent of the Trust to give instructions to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

(b)

TAM will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which TAM or its affiliates exercise investment discretion. TAM is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if TAM determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which TAM and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict TAM’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

(c)

The Fund hereby authorizes any entity or person associated with TAM which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, TAM agrees that it will not deal with itself, or with Trustees of the Trust or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which TAM or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by TAM or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Governing Documents and the Fund’s then-current Prospectus and Statement of Additional Information relative to TAM and its directors and officers.

(d)	TAM shall, at the request of the Board, exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s portfolio securities.

          3. Management Services. TAM shall furnish or make available to the Fund the services of executive and management personnel to supervise the performance of administrative, record-keeping, shareholder relations, regulatory reporting and compliance services, the services of the Fund’s custodian and transfer agent, and other functions of the Fund. TAM shall also assist in the preparation of reports to shareholders of the Fund as requested by the Trust. In accordance with the foregoing, TAM shall, at the request of the Board, provide advice and recommendations with respect to other aspects of the business and affairs of the Fund.

          4. Sub-advisers. Subject to the Board’s approval, TAM or any Fund may enter into contracts with one or more investment sub-advisers, including without limitation, affiliates of TAM, in which TAM delegates to such investment sub-advisers any or all its duties specified hereunder, on such terms as TAM will determine to be necessary, desirable or appropriate, provided that in each case TAM shall supervise the activities of each such sub-adviser and further provided that such contracts impose on any investment sub-adviser bound thereby all the conditions to which TAM is subject hereunder and that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act.

          5. Activities of TAM. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of TAM who may also be a Trustee, officer or employee of the Trust or a Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of TAM to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities for a Fund and one or more other accounts of TAM is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by TAM. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with TAM’s policies and procedures as presented to the Board from time to time.

          6. Allocation of Charges and Expenses. During the term of this Agreement, the Fund(s) will bear all expenses not expressly assumed by TAM incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)

The Fund shall pay (i) fees payable to TAM pursuant to this Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) its allocable share of the compensation, fees and reimbursements paid to the Trust’s non-interested Trustees; (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to the Fund, including costs for local representation in the Trust’s jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders’ meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and TAM); (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders; (xv) fees and expenses in connection with membership in investment company organizations and 12b-1 fees; and (xvi) any extraordinary expenses incurred by the Trust on behalf of the Fund.

(b)

TAM shall pay all expenses incurred by it in the performance of its duties under this Agreement. TAM shall authorize and permit any of its directors, officers and employees, who may be elected as Trustees or officers of the Trust, to serve in the capacities in which they are elected, and shall pay all compensation, fees and expenses of such Trustees and officers.

          7. Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)

The Trust shall at all times keep TAM fully informed with regard to the securities owned by the Fund, the Fund’s funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. The Trust shall furnish TAM with such other documents and information with regard to the Fund’s affairs as TAM may from time to time reasonably request.

(b)

TAM shall at all times keep the Trust fully informed with regard to the Fund’s investment performance and investment mandate compliance, and generally as to the condition of its affairs. TAM shall furnish the Trust with such other documents and information with regard to the Fund’s affairs as the Trust may from time to time reasonably request.

          8. Compensation of TAM. As compensation for the services performed by TAM, the Fund shall pay TAM, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Fund’s name on Schedule A annexed hereto, provided however, that if the Fund invests all or substantially all of its assets in a single registered investment company, the annual fee computed as set forth on such Schedule A shall be reduced by the aggregate management fees allocated to that Fund for the Fund’s then-current fiscal year from such other registered investment company. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due TAM for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of calendar days in such period bears to the number of calendar days in such month. The average daily net assets of the Fund shall in all cases be based only on calendar days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the Fund’s then-current Prospectus or as may be determined by the Board.

          9. Compensation of Trustees, Officers and Employees. No Trustee, officer or employee of the Trust or a Fund shall receive from the Trust or the Fund any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer, or employee of TAM or any affiliated company of TAM, except as the Board may decide. This paragraph shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of TAM’s or any affiliated company’s staff.

          10. Term. This Agreement shall continue in effect with respect to the Fund, unless sooner terminated in accordance with its terms, for two years from its effective date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board or the affirmative vote of a majority of outstanding voting securities of that Fund.

          11. Termination. This Agreement may be terminated with respect to any Fund at any time, without penalty, by the Board or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that 60 days’ written notice of termination be given to TAM at its principal place of business. This Agreement may be terminated with respect to any Fund by TAM at any time by giving 60 days’ written notice of termination to the Trust, addressed to its principal place of business. This Agreement may be terminated with respect to any Fund upon the mutual written consent of TAM and the Trust. This Agreement shall terminate automatically in the event of its assignment by TAM and shall not be assignable by the Trust without the consent of TAM. For the avoidance of doubt, it is understood that this Agreement may be amended, terminated or not renewed as to one or more Funds without affecting the other Funds hereunder.

          12. Use of Name. If this Agreement is terminated with respect to any Fund and TAM no longer serves as investment adviser to the Fund, TAM reserves the right to withdraw from the Trust the use of the names Transamerica with respect to that Fund or any name misleadingly implying a continuing relationship between the Fund and TAM or any of its affiliates.

          13. Liability of TAM. TAM may rely on information reasonably believed by it to be accurate and reliable. TAM assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for any Fund, provided that nothing in this Agreement shall protect TAM against any liability to the Fund to which TAM would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 13, the term “TAM” shall include any affiliates of TAM performing services for the Trust or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of TAM and such affiliates.

          14. Meanings of Certain Terms. For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

          15. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to a Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to a Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority outstanding voting securities of that Fund. Schedule A hereto may be amended at any time to add additional series of the Trust as agreed by the Trust and TAM.

          16. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

          17. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Florida and the applicable provisions of the 1940 Act.

          18. Limitation of Liability. A copy of the Trust’s Declaration of Trust is on file with the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees as Trustees of the Trust and not individually, and that the obligations under this Agreement are not binding upon any of the Trustees, officers, shareholders, agents or employees of the Trust individually, but binding only upon the assets and property of the applicable Fund. TAM agrees that for services rendered to a Fund, or for any claim by it in connection with services rendered to the Fund, it shall look only to assets of the Fund for satisfaction and that it shall have no claim against the assets of any other series of the Trust.

          The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Dennis P. Gallagher

Name:	Dennis P. Gallagher

Title:	Senior Vice President

TRANSAMERICA FUNDS

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title:	Vice President

INVESTMENT ADVISORY AGREEMENT

SCHEDULE A

FUND(S)	INVESTMENT ADVISER COMPENSATION

Transamerica WMC Quality Value	0.70% of the first $1 billion;
0.675% in excess of $1 billion